As filed with the Securities and Exchange Commission on January 5, 2001
                                                     Registration No. 333-______

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                 (INCLUDING REGISTRATION OF SHARES FOR RESALE
                      BY MEANS OF A RE-OFFER PROSPECTUS)
                                     UNDER
                          THE SECURITIES ACT OF 1933


                                VERISIGN, INC.
            (Exact name of registrant as specified in its charter)


                  Delaware                          94-3221585
     (State or other jurisdiction of             (I.R.S. employer
     incorporation or organization)             identification no.)

                             1350 Charleston Road
                     Mountain View, California 94043-1331
                   (Address of principal executive offices)


Options issued under the Nanobiz.com, Inc. 2000 Stock Incentive Plan and assumed by the
      Registrant in connection with its acquisition of Nanobiz.com, Inc.

         Employee Restricted Stock Purchase Agreements assumed by the
      Registrant in connection with its acquisition of Nanobiz.com, Inc.
                          (Full titles of the plans)

                                 Dana L. Evan
                            Chief Financial Officer
                                VeriSign, Inc.
                             1350 Charleston Road
                     Mountain View, California 94043-1331
                                (650) 961-7500
(Name, address and telephone number, including area code, of agent for service)

                                  Copies to:

                            Jeffrey R. Vetter, Esq.
                              Emil V. Bova, Esq.
                              Fenwick & West LLP
                             Two Palo Alto Square
                          Palo Alto, California 94306

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                            Amount           Proposed Maximum         Proposed Maximum
                                            to be           Offering Price Per       Aggregate Offering           Amount of
Title of Securities to be Registered      Registered               Share                    Price              Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per        42,793 (1)            $ 4.53 (2)            $  193,852.29 (2)             $ 48.46
 share
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per        41,382 (3)            $64.13 (4)            $2,653,827.66 (4)             $663.46
 share
-----------------------------------------------------------------------------------------------------------------------------------
 ............................TOTAL:        84,175                                                                    $711.92
-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares subject to options assumed in connection with Registrant's acquisition of Nanobiz.com, Inc., a Delaware corporation, on December 5, 2000.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended (the "Securities Act").

(3) Represents the number of shares received by stockholders in connection with the Registrant's acquisition of Nanobiz.com, Inc., a Delaware corporation, on December 5, 2000.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq National Market on January 2, 2001

--------------------------------------------------------------------------------

                                  PROSPECTUS

--------------------------------------------------------------------------------

                                 41,382 Shares

                                VERISIGN, INC.

                                 Common Stock

                           _________________________

     The 41,382 shares of common stock covered by this prospectus were acquired by the selling stockholders in connection with the Registrant's acquisition of Nanobiz.com, Inc. These shares may be offered and sold over time by the stockholders named in this prospectus under the heading "Selling Stockholders."

     Our common stock currently trades on the Nasdaq National Market under the symbol "VRSN." The last reported sale price on January 2, 2001 was $61.8125 per share.
                           _________________________

     Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 4 of this prospectus.

                           _________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January 5, 2001.

                               TABLE OF CONTENTS
                               -----------------
Forward-Looking Statements........  2   Plan of Distribution................ 18
Prospectus Summary................  3   Legal Matters....................... 20
Risk Factors......................  4   Experts............................. 20
Use of Proceeds................... 16   Where You Can Find More Information. 20
Selling Stockholders.............. 17

     Unless the context otherwise requires, the terms "we," "our," "us" and "VeriSign" refer to VeriSign, Inc., a Delaware corporation, and its subsidiaries.


                          FORWARD-LOOKING STATEMENTS

     This prospectus, and the documents incorporated by reference in this prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates," and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of that document. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.


     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                              PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus and the documents incorporated by reference carefully.

                        Summary of VeriSign's Business

  VeriSign is the leading provider of trusted infrastructure services to website owners, enterprises, electronic commerce service providers and individuals. VeriSign's domain name, digital certificate and payment services provide the critical web identity, authentication and transaction infrastructure that online businesses need to conduct secure e-commerce and communications.

  VeriSign's core authentication service offerings were established as the cornerstone of the business in 1995 with the introduction of website digital certificates. Through our secure online infrastructure we sell our website digital certificates to online businesses, large enterprises, government agencies and other organizations. We have established strategic relationships with industry leaders, including AOL/Netscape, British Telecommunications plc, Cisco, Microsoft, RSA Security and VISA, to enable widespread utilization of our digital certificate services and to assure interoperability with a wide variety of applications and network equipment. We also offer VeriSign OnSite, a managed service that allows an organization to leverage our trusted data processing infrastructure to develop and deploy customized digital certificate services for use by employees, customers and business partners.

  On June 8, 2000, we completed our acquisition of Network Solutions, Inc., a publicly traded company that provides Internet domain name registration and global registry services. Network Solutions is the exclusive registry and the leading registrar for second level domain names within the .com, .net and .org generic top-level domains (gTLD) under agreements with ICANN and the Department of Commerce (DOC). Internet domain names are unique identities that enable businesses, other organizations and individuals to communicate and conduct commerce on the Internet. As a registry, Network Solutions maintains the master directory of all second level domain names in the .com, .net and .org top-level domains. Network Solutions owns and maintains the shared registration system that allows all registrars, including our own, to enter new second level domain names into the master directory and to submit modifications, transfers, re-registrations and deletions for existing second level domain names.

  As a registrar, Network Solutions markets second level domain name registration services and other value-added services that enable our customers to establish their identities on the web. The Network Solutions Registrar, or the Registrar, markets its services through a number of distribution channels, including the Internet, premier partner and business account partner programs, and strategic alliances. The Registrar has approximately 13.7 million cumulative domain names in the .com, .net and .org top-level domain.

                         Address and Telephone Number

  Our principal executive offices are located at 1350 Charleston Road, Mountain View, California 94043-1331, and our telephone number is (650) 961-7500.

                                 The Offering

  All of the shares that may be offered with this prospectus are held by stockholders who became employees of VeriSign as a result of VeriSign's acquisition of Nanobiz.com, Inc. on December 5, 2000.

 Common stock that may be offered by
  the selling stockholders..................  41,382 shares
 Common stock to be outstanding after
  this offering.............................  197,464,382 shares*
 Use of proceeds............................  We will not receive any proceeds.

_____________________________
*    Based on the number of shares outstanding as of January 2, 2001.

                                 RISK FACTORS

  You should carefully consider the risks described below, and in the documents incorporated by reference in this prospectus, before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. Our business, financial condition or results of operations could be seriously harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.


We have a limited operating history under our current business structure.

     We were incorporated in April 1995, and we began introducing our trusted infrastructure services in June 1995. In addition, we have completed a number of acquisitions in 2000, including the acquisition of Network Solutions. Therefore, we have only a limited operating history on which to base an evaluation of our consolidated business and prospects. Our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development. These risks and uncertainties are often worse for companies in new and rapidly evolving markets and for companies integrating many businesses. Our success will depend on many factors, including, but not limited to, the following:

          .  the successful integration of acquired companies;

          . the rate and timing of the growth and use of internet protocol, or IP, networks for electronic commerce and communications;

          . the extent to which digital certificates and domain names are used for these communications or e-commerce;

          .  the continued growth in the number of web sites;

          .  the growth in demand for our payment services;

          . the continued evolution of electronic commerce as a viable means of conducting business;

          . the demand for our Internet infrastructure services and web presence services;

          .  the competition for any of our services;

          . the perceived security of electronic commerce and communications over IP networks;

          . the perceived security of our services, technology, infrastructure and practices; and

          . our continued ability to maintain our current, and enter into additional, strategic relationships.

     To address these risks we must, among other things:

          . successfully market our Internet infrastructure services, our digital certificates and our web presence services to new and existing customers;

          .  attract, integrate, train, retain and motivate qualified personnel;

          .  respond to competitive developments;

          . successfully introduce new Internet infrastructure services and web presence services; and

          . successfully introduce enhancements to our existing Internet infrastructure services and web presence services to address new technologies and standards and changing market conditions.

     We cannot be certain that we will successfully address these risks.

Our business depends on the future growth of the Internet and adoption and continued use of IP networks.

     Our future success substantially depends on the continued growth in the use of the Internet and IP networks. If the use of and interest in the Internet and IP networks does not continue to grow, our business would be harmed. To date, many businesses and consumers have been deterred from utilizing the Internet and IP networks for a number of reasons, including, but not limited to:

          .  potentially inadequate development of network infrastructure;

          . security concerns, particularly for online payments, including the potential for merchant or user impersonation and fraud or theft of stored data and information communicated over IP networks;

          . other security concerns such as attacks on popular websites by "hackers;"

          .  inconsistent quality of service;

          . lack of availability of cost-effective, high-speed systems and service;

          .  limited number of local access points for corporate users;

          .  inability to integrate business applications on IP networks;

          . the need to operate with multiple and frequently incompatible products;

          .  government regulation; and

          .  a lack of tools to simplify access to and use of IP networks.

     The widespread acceptance of the Internet and IP networks will require a broad acceptance of new methods of conducting business and exchanging information. Organizations that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to change.

Our near-term success depends, in part, on the growth of the web presence services business.

     We may not be able to sustain the revenue growth we have experienced in recent periods. In addition, past revenue growth may not be indicative of future operating results. If we do not successfully maintain our current position as a leading provider of domain name registration services or develop or market additional value-added products and services, our business could be harmed.

     Web presence services will account for a very significant portion of our revenue in at least the near term. Our future success will depend largely on:

          .  continued new domain name registrations;

          .  re-registration rates of our customers;

          . our ability to maintain our current position as a leading registrar of domain names;

          . the successful development, introduction and market acceptance of new services that address the demands of Internet users;

          .  our ability to provide robust domain name registration systems; and

          . our ability to provide a superior customer service infrastructure as a registry and registrar.

Issues arising from implementation agreements with ICANN and the Department of Commerce could harm our registration business.

     The Department of Commerce has adopted a plan for a phased transition of the Department of Commerce's responsibilities for the domain name system to ICANN. We face risks from this transition, including:

          . ICANN could adopt or promote policies, procedures or programs that are unfavorable to our role in the registration of domain names or that are inconsistent with our current or future plans;

          . The Department of Commerce or ICANN could terminate our agreements to be the registry or a registrar in the .com, .net and .org top-level domains if they find that it is in violation of our agreements with them;

          . If we do not separate ownership of our registry and registrar by May 2001 in accordance with the registry agreement, the term of the registry agreement will expire in November 2003 and we may not be chosen as the successor registry;

          . The terms of the registrar accreditation contract could change, as a result of an ICANN-adopted policy, in a manner that is unfavorable to us;

          . The Department of Commerce's or ICANN's interpretation of provisions of our agreements with either of them described above could differ from ours;

          . The Department of Commerce could revoke its recognition of ICANN, as a result of which the Department of Commerce would take the place of ICANN for purposes of the various agreements described above, and could take actions that are harmful to us;

          . ICANN may approve new top-level domains and we may not be selected to act as a registrar or registry with respect to those top-level domains;

          . The U.S. Government could refuse to transfer certain responsibilities for domain name system administration to ICANN due to security, stability or other reasons, resulting in fragmentation or other instability in domain name system administration; and

          . Our registry business could face legal or other challenges resulting from the activities of other registrars.

Challenges to ongoing privatization of Internet administration could harm our web presence services business.

     Risks we face from challenges by third parties, including other domestic and foreign governmental authorities, to our role in the ongoing privatization of the Internet include:

          . Legal, regulatory or other challenges, including challenges to the agreements governing our relationship with, or to the legal authority underlying the roles and actions of, the Department of Commerce, ICANN or us, could be brought;

          . Congress has held two hearings in which various issues about the domain name system have been raised and Congress could take action that is unfavorable to us;

          . Congress has issued a Conference Report directing the General Accounting Office to review the relationship between the Department of Commerce and ICANN and the adequacy of security arrangements under existing Department of Commerce cooperative agreements. An adverse report could cause Congress to take action that is unfavorable to us or the stability of the domain name system;

          . ICANN could fail to maintain its role, potentially resulting in instability in domain name system administration; and

          . Some foreign governments and governmental authorities have in the past disagreed with, and may in the future disagree with, the actions, policies or programs of ICANN, the U.S. Government and us relating to the domain name system. These foreign governments or governmental authorities may take actions or adopt policies or programs that are harmful to our business.

Our quarterly operating results may fluctuate and our future revenues and profitability are uncertain.

     Our quarterly operating results have varied and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

          .  continued market acceptance of our trusted infrastructure services;

          . the long sales and implementation cycles for, and potentially large order sizes of, some of our Internet trust services and the timing and execution of individual contracts;

          . volume of domain name registrations through our web presence services business and our Global Registry Service business;

          . customer renewal rates for our Internet infrastructure services and web presence services;

          . competition in the web presence services business from competing registrars and registries;

          .  the additional introduction of alternative Internet naming systems:

          . the timing of releases of new versions of Internet browsers or other third-party software products and networking equipment that include our digital certificate service interface technology;

          .  the mix of all our offered services sold during a quarter;

          . our success in marketing other Internet infrastructure services and web presence value added services to our existing customers and to new customers;

          . continued development of our direct and indirect distribution channels, both in the U.S. and abroad;

          . market acceptance of our Internet infrastructure services and new service offerings or our competitors' products and services;

          .  our ability to expand operations;

          . our success in assimilating the operations and personnel of any acquired businesses;

          . the amount and timing of expenditures related to expansion of our operations;

          . the impact of price changes in our Internet infrastructure services and web presence services or our competitors' products and services; and

          . general economic conditions and economic conditions specific to IP network and Internet industries.

     In addition, we expect a significant increase in our operating expenses as we:

          . amortize goodwill and other intangible assets from our prior acquisitions;

          .  increase our sales and marketing operations and activities; and

          .  continue to update our systems and infrastructure.

     If the increase in our expenses is not accompanied by a corresponding increase in our revenue, our operating results will suffer, particularly as revenues from many of our services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike our sales and marketing expenditures which are expensed in full when incurred.

     Due to all of the above factors, our quarterly revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future quarters. If this were to occur, the market price of our common stock would likely decline.

We face significant competition.

     We anticipate that the market for services that enable trusted and secure electronic commerce and communications over IP networks will remain intensely competitive. We compete with larger and smaller companies that provide products and services that are similar to some aspects of our Internet infrastructure services. We expect that competition will increase in the near term, and that our primary long-term competitors may not yet have entered the market.

     Increased competition could result in pricing pressures, reduced margins or the failure of our Internet trust services to achieve or maintain market acceptance, any of which could harm our business. Several of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, we may not be able to compete effectively.

     The introduction of additional competition into the web presence services business could harm our business. This includes, in particular, competition among registrars within a single top-level domain, such as .com, and competition among registrars and registries of existing and potential new top-level domains. We currently face competition in the web presence services business from other registrars in the top level domains in which we act as the registry, third level domain name providers such as Internet access providers and registrars and registries of top level domains other than those top level domains for which we act as the registry. As of September 30, 2000, 66 accredited registrars (in addition to us) in the .com, .net and .org top-level domains used our Global Registry Services shared registration system to register domain names. ICANN has accredited approximately 70 additional registrars as of that date. We expect these and additional accredited registrars to offer competing web presence services in these top-level domains in the future.

     At its November 16, 2000 meeting in Marina del Rey, California, the ICANN Board of Directors announced its selections for registry operators for new top level domains. The applications selected for further negotiation were:

          . .aero--Societe Internationale de Telecommunications Aeronautiques SC (SITA)

          .  .biz--JVTeam, LLC

          .  .coop--National Cooperative Business Association (NCBA)

          .  .info--Afilias, LLC

          .  .museum--Museum Domain Management Association (MDMA)

          .  .name--Global Name Registry, LTD

          .  .pro--RegistryPro, LTD

     The ICANN staff was expected to work through the end of the year to negotiate registry agreements with the applicants selected. The proposed schedule for completion of negotiations was December 31, 2000.

     Future competition in the web presence services business as a registry or registrar could come from many new sources, including:

          .  domain name registration resellers;

          .  country code registries;

          .  Internet access providers; and

          .  major telecommunications firms.

     Many of these entities have core capabilities to deliver registry or registrar services, such as help desks, billing services and network management, along with strong name recognition and Internet industry experience. The recent agreements among ICANN, the Department of Commerce, us and other registrars permit flexibility in pricing for and term of registrations. Our revenue, therefore, could be reduced due to pricing pressures, bundled service offerings and variable terms resulting from increased competition. Some registrars and resellers in the .com, .net and .org top-level domains are already charging lower prices for web presence services in those domains. In addition, other entities are bundling, and may in the future bundle, domain name registrations with other products or services at reduced rates or for free.

Our Internet infrastructure services market is new and evolving.

     We target our Internet infrastructure services at the market for trusted and secure electronic commerce and communications over IP networks. This is a new and rapidly evolving market that may not continue to grow. Accordingly, the demand for our Internet infrastructure services is very uncertain. Even if the market for electronic commerce and communications over IP networks grows, our Internet infrastructure services may not be widely accepted. The factors that may affect the level of market acceptance of digital certificates and, consequently, our Internet infrastructure services include the following:

          . market acceptance of products and services based upon authentication technologies other than those we use;

          . public perception of the security of digital certificates and IP networks;

          . the ability of the Internet infrastructure to accommodate increased levels of usage; and

          . government regulations affecting electronic commerce and communications over IP networks.

     Even if digital certificates achieve market acceptance, our Internet infrastructure services may fail to address the market's requirements adequately. If digital certificates do not sustain or increase their acceptance, or if our Internet infrastructure services in particular do not achieve or sustain market acceptance, our business would be materially harmed.

System interruptions and security breaches could harm our business.

     We depend on the uninterrupted operation of our various registration systems, secure data centers and our other computer and communications systems. We must protect these systems from loss, damage or interruption caused by fire, earthquake, power loss, telecommunications failure or other events beyond our control. Most of our systems are located at, and most of our customer information is stored in, our facilities in Mountain View, California and Kawasaki, Japan, both of which are susceptible to earthquakes, and Herndon, Virginia. All of our web presence services systems, including those used in our domain name registry and registrar business are located at our Herndon, Virginia facilities. Any damage or failure that causes interruptions in any of these facilities or our other computer and communications systems could materially harm our business. In addition, our ability to issue digital certificates and register domain names depends on the efficient operation of the Internet connections from customers to our secure data centers and our various registration systems as well as from customers to our registrar and from our registrar and other registrars to the shared registration system.

     These connections depend upon efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past. Any of these problems or outages could decrease customer satisfaction.

     A failure in the operation of our various registration systems or other events could result in deletion of one or more domain names from the Internet for a period of time. A failure in the operation of our shared registration system could result in the inability of one or more other registrars to register and maintain domain names for a period of time. A failure in the operation or update of the master database that we maintain could result in deletion of one or more top-level domains from the Internet and the discontinuation of second level domain names in those top level domains for a period of time. The inability of our registrar systems, including our back office billing and collections infrastructure, and telecommunications systems to meet the demands of the increasing number of domain name registration requests and corresponding customer e-mails and telephone calls, including speculative, otherwise abusive and repetitive e-mail domain name registration and modification requests, could result in substantial degradation in our customer support service and our ability to process, bill and collect registration requests in a timely manner.

     We retain certain confidential customer information in our secure data centers and various registration systems. It is critical to our business strategy that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Our domain name registration operations also depends on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption and potentially on such maintenance and protection by other registrars in the shared registration system. The root zone servers and top-level domain name zone servers that we operate are critical hardware to our web presence operations. Therefore, we may have to expend significant time and money to maintain or increase the security of our facilities and infrastructure.

     Despite our security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, and attacks by hackers or similar disruptive problems. It is possible that we may have to expend additional financial and other resources to address such problems. Any physical or electronic break-ins or other security breaches or compromises of the information stored at our secure data centers and domain name registration systems may jeopardize the security of information stored on our premises or in the computer systems and networks of our customers. In such an event, we could face significant liability and customers could be reluctant to use our Internet infrastructure services and web presence services. Such an occurrence could also result in adverse publicity and therefore adversely affect the market's perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of our services.

Acquisitions could harm our business.

     We acquired THAWTE and Signio in February 2000, Network Solutions in June 2000, GreatDomains in October 2000 and Nanobiz and NameSecure in December 2000. We could experience difficulty in integrating the personnel, products, technologies or operations of these companies. In addition, assimilating acquired businesses involves a number of other risks, including, but not limited to:

          .  the potential disruption of our business;

          . the potential impairment of relationships with our employees, customers and strategic partners;

          . the additional expenses associated with the amortization of goodwill and other intangible assets, which we expect will be an aggregate of approximately $20 billion for the six acquisitions and will be amortized straight-line generally from two to four years;

          .  unanticipated costs or the incurrence of unknown liabilities;

          . the need to manage more geographically-dispersed operations, such as Network Solutions' offices in Virginia and THAWTE's offices in North Carolina and South Africa;

          .  diversion of management's resources from other business concerns;

          .  the inability to retain the employees of the acquired businesses;

          . adverse effects on existing customer relationships of acquired companies;

          . the difficulty of assimilating the operations and personnel of the acquired businesses;

          . our inability to incorporate acquired technologies successfully into our Internet infrastructure services; and

          . the inability to maintain uniform standards, controls, procedures and policies.

     If we are unable to successfully address any of these risks for future acquisitions, our business could be harmed.

Our equity investments in other companies may not yield any returns.

     We have equity investments in a number of companies. In most instances these investments are in the form of equity securities of private companies for which there is no public market. These companies are typically in the early stage of development and may be expected to incur substantial losses. Therefore, these companies may never become publicly traded companies. Even if they do, an active trading market for their securities may never develop and we may never realize any return on these investments. Although, we have realized gains on the sale of equity investments in the past, we cannot expect to experience similar levels of other income in the future. Further, if these companies are not successful, we could incur charges related to write-downs or write-offs of these types of assets. Losses or charges resulting from these investments could harm our operating results.

Technological changes will affect our business.

     The emerging nature of the Internet, digital certificate business and the domain name registration business, and their rapid evolution, requires us to continually improve the performance, features and reliability of our Internet infrastructure services and web presence services, particularly in response to competitive offerings. We must also introduce any new Internet infrastructure services and web presence services, as quickly as possible. The success of new Internet infrastructure services and web presence services depends on several factors, including proper new service definition and timely completion, introduction and market acceptance of our new Internet infrastructure services or web presence services. We may not succeed in developing and marketing new Internet infrastructure services and web presence services that respond to competitive and technological developments and changing customer needs. This could harm our business.

We must manage our growth and expansion.

     Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. We have grown from 26 employees at December 31, 1995 to over 1,800 employees at September 30, 2000.
In addition to internal growth, our employee base grew through acquisitions. We have also opened additional sales offices and have significantly expanded our operations, both in the U.S. and abroad, during this time period. To be successful, we will need to implement additional management information systems, develop further our operating, administrative, financial and accounting systems and controls and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations. Any failure to manage growth effectively could harm our business.

We depend on key personnel.

     We depend on the performance of our senior management team and other key employees. Our success will also depend on our ability to attract, integrate, train, retain and motivate these individuals and additional highly skilled technical and sales and marketing personnel, both in the U.S. and abroad. There is intense competition for these personnel. In addition, our stringent hiring practices for some of our key personnel, which consist of background checks into prospective employees' criminal and financial histories, further limit the number of qualified persons for these positions. We have no employment agreements with any of our key executives that prevent them from leaving us at any time. In addition, we do not maintain key person life insurance for any of our officers or key employees other than our President and Chief Executive Officer. The loss of the services of any of our senior management team or other key employees or failure to attract, integrate, train, retain and motivate additional key employees could harm our business.

We rely on third parties who maintain and control root zone servers and route Internet communications.

     We currently administer and operate only two of the 13 root zone servers. The others are administered and operated by independent operators on a volunteer basis. Because of the importance to the functioning of the Internet of these root zone servers, our web presence services could be harmed if these volunteer operators fail to properly maintain such servers or abandon such servers.

     Further, our web presence services could be harmed if any of these volunteer operators fail to include or provide accessibility to the data that it maintains in the root zone servers that it controls. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, as provided in the registry agreement, it is required to ensure that the authoritative root will point to the top level domain zone servers designated by it. If ICANN does not do this, our business could be harmed.

     Our web presence services also could be harmed if a significant number of Internet service providers decided not to route Internet communications to or from domain names registered by us or if a significant number of Internet service providers decided to provide routing to a set of domain name servers that did not point to our top level domain zone servers.

We must establish and maintain strategic and other relationships.

     One of our significant business strategies has been to enter into strategic or other similar collaborative relationships in order to reach a larger customer base than we could reach through our direct sales and marketing efforts. Examples of these types of relationships include AOL/Netscape, Cisco, Microsoft and RSA Security. We may need to enter into additional relationships to execute our business plan. We may not be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms. If we fail to enter into additional relationships, we would have to devote substantially more resources to the distribution, sale and marketing of our Internet infrastructure services and web presence services than we would otherwise. As a result of our emphasis on these relationships, our success in these relationships will depend both on the ultimate success of the other parties to these relationships, particularly in the use and promotion of IP networks for trusted and secure electronic commerce and communications, and on the ability of these parties to market our Internet infrastructure services successfully. Furthermore, our ability to achieve future growth will also depend on our ability to continue to establish direct seller channels and to develop multiple distribution channels, particularly with respect to our web presence services business. To do this we must maintain relationships with Internet access providers and other third parties. Failure of one or more of our strategic relationships to result in the development and maintenance of a market for our Internet infrastructure services or web presence services could harm our business. Many of our existing relationships do not, and any future relationships may not, afford us any exclusive marketing or distribution rights. In addition, the other parties may not view their relationships with us as significant for their own businesses. Therefore, they could reduce their commitment to us at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services either on their own or in collaboration with others, including our competitors. If we are unable to maintain our relationships or to enter into additional relationships, this could harm our business.

Some of our Internet infrastructure services have lengthy sales and implementation cycles.

     We market many of our Internet infrastructure services directly to large companies and government agencies. The sale and implementation of our services to these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers' internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the sales and implementation cycles associated with certain of our Internet infrastructure services can be lengthy, potentially lasting from three to six months. Our quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular quarter are not realized.

Our services could have unknown defects.

     Services as complex as those we offer or develop frequently contain undetected defects or errors. Despite testing, defects or errors may occur in our existing or new services, which could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, tort or warranty claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Furthermore, we often provide implementation, customization, consulting and other technical services in connection with the implementation and ongoing maintenance of our services, which typically involves working with sophisticated software, computing and communications systems. Our failure or inability to meet customer expectations in a timely manner could also result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, injury to our reputation and increased costs.

Public key cryptography technology is subject to risks.

     Our Internet infrastructure services depend on public key cryptography technology. With public key cryptography technology, a user is given a public key and a private key, both of which are required to encrypt and decode messages. The security afforded by this technology depends on the integrity of a user's private key and that it is not stolen or otherwise compromised. The integrity of private keys also depends in part on the application of specific mathematical principles known as "factoring." This integrity is predicated on the assumption that the factoring of large numbers into their prime number components is difficult. Should an easy factoring method be developed, the security of encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of our existing Internet infrastructure services obsolete or unmarketable. If improved techniques for attacking cryptographic systems were ever developed, we would likely have to reissue digital certificates to some or all of our customers, which could damage our reputation and brand or otherwise harm our business. In the past there have been public announcements of the successful decoding of some types of cryptographic messages and of the potential misappropriation of private keys. This type of publicity could also hurt the public perception as to the safety of the public key cryptography technology included in our digital certificates. This negative public perception could harm our business.

Our international operations are subject to certain risks.

     Revenues from international subsidiaries and affiliates accounted for approximately 27% of our revenues in the full year of 1999 and 10% of our revenues in the third quarter of 2000. We intend to expand our international operations and international sales and marketing activities. For example, with our acquisition of THAWTE we have additional operations in South Africa and with our acquisition of Network Solutions we have additional operations in Asia and Europe. Expansion into these markets has required and will continue to require significant management attention and resources. We may also need to tailor our Internet infrastructure trust services and web presence services for a particular market and to enter into international distribution and operating relationships. We have limited experience in localizing our services and in developing international distribution or operating relationships. We may not succeed in expanding our services into international markets. Failure to do so could harm our business. In addition, there are risks inherent in doing business on an international basis, including, among others:

          .  competition with foreign companies;

          .  regulatory requirements;

          . legal uncertainty regarding liability and compliance with foreign laws;

          . export and import restrictions on cryptographic technology and products incorporating that technology;

          .  tariffs and other trade barriers and restrictions;

          .  difficulties in staffing and managing foreign operations;

          .  longer sales and payment cycles;

          .  problems in collecting accounts receivable;

          .  currency fluctuations;

          .  difficulty of authenticating customer information;

          .  political instability;

          . failure of foreign laws to adequately protect our U.S. proprietary rights;

          .  seasonal reductions in business activity; and

          .  potentially adverse tax consequences.

     We have licensed to international affiliates the VeriSign Processing Center platform, which is designed to replicate our own secure data centers and allows the affiliate to offer back-end processing of Internet infrastructure services. The VeriSign Processing Center platform provides an affiliate with the knowledge and technology to offer Internet infrastructure services similar to those offered by us. It is critical to our business strategy that the facilities and infrastructure used in issuing and marketing digital certificates remain secure and we are perceived by the marketplace to be secure. Although we provide the affiliate with training in security and trust practices, network management and customer service and support, these practices are performed by the affiliate and are outside of our control. Any failure of an affiliate to maintain the privacy of confidential customer information could result in negative publicity and therefore adversely affect the market's perception of the security of our services as well as the security of electronic commerce and communication over IP networks generally. For further information, please see "--System interruptions and security breaches could harm our business."

     All of our international revenues from sources other than VeriSign Japan are denominated in U.S. dollars. If additional portions of our international revenues were to be denominated in foreign currencies, we could become subject to increased risks relating to foreign currency exchange rate fluctuations.

Our Internet infrastructure services could be affected by government regulation.

     Exports of software products utilizing encryption technology are generally restricted by the United States and various non-United States governments. Although we have obtained approval to export our Global Server digital certificate service, and none of our other Internet infrastructure services are currently subject to export controls under United States law, the list of products and countries for which export approval is required could be revised in the future to include more digital certificate products and related services.
If we do not obtain required approvals we may not be able to sell specific Internet infrastructure services in international markets. There are currently no federal laws or regulations that specifically control certificate authorities, but a limited number of states have enacted legislation or regulations with respect to certificate authorities. If the market for digital certificates grows, the United States federal or state or non-United States governments may choose to enact further regulations governing certificate authorities or other providers of digital certificate products and related services. These regulations or the costs of complying with these regulations could harm our business.

     On July 3, 2000, President Bill Clinton signed a bill, as passed by Congress, known as the Electronic Signatures in Global and National Commerce Act, or "E-Sign." E-Sign is intended to render digital signatures legally equivalent to those signed on paper. The execution of E-Sign could materially and adversely affect our digital certificates services business. For example, there may be an increasing demand for digital signatures and certificates as a result of the new E-Sign law. However, due to competition or other reasons, our services may not be adopted. If we cannot meet market expectations or demand for our products and services does not increase, our business may be materially and adversely affected. Furthermore, a successful implementation of E-Sign may further encourage competitors to enter the marketplace because of the possible increase in demand for digital signatures and certificates. This could effectively lower barriers to entry and increasingly flood the marketplace with competitors. While we cannot assure you that E-Sign will be effectively implemented or how this implementation will affect our business, we must continue to meet the demand and expectations of our customers, our failure to do so could materially and adversely harm our business.

We face risks related to intellectual property rights.

     Our success depends on our internally developed technologies and other intellectual property. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property or trade secrets without authorization. In addition, it is possible that others may independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer.

     In the future we may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This type of litigation, regardless of its outcome, could result in substantial costs and diversion of management and technical resources.

     We also license third-party technology, such as public key cryptography technology licensed from RSA and other technology that is used in our products, to perform key functions. These third-party technology licenses may not continue to be available to us on commercially reasonable terms or at all. Our business could suffer if we lost the rights to use these technologies. A third party could claim that the licensed software infringes a patent or other proprietary right. Litigation between the licensor and a third party or between us and a third party could lead to royalty obligations for which we are not indemnified or for which indemnification is insufficient, or we may not be able to obtain any additional license on commercially reasonable terms or at all.
The loss of, or our inability to obtain or maintain, any of these technology licenses could delay the introduction of our Internet infrastructure services until equivalent technology, if available, is identified, licensed and integrated. This could harm our business.

     From time to time, we have received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be made against us in the future. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of product infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be harmed.

     In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Because of the growth of the Internet and Internet related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights.

We are party to legal proceedings that could have a negative financial impact on us.

     We are involved in a number of legal proceedings. We cannot reasonably estimate the potential impact of any of these proceedings. An adverse determination in these cases or any other of these proceedings, however, could harm our business. Legal proceedings in which we are involved are expensive and divert the attention of our personnel.

Our stock price, like that of many Internet companies, is highly volatile.

     The market price of our common stock has been and is likely to continue to be highly volatile and significantly affected by factors such as:

          . general market and economic conditions and market conditions affecting technology and Internet stocks generally;

          . actual or anticipated fluctuations in its quarterly or annual registrations or operating results;

          . announcements of technological innovations, acquisitions or investments, developments in Internet governance or corporate actions such as stock splits; and

          .  industry conditions and trends.

     The stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of the stocks of technology companies, especially Internet-related companies. These broad market or technology or Internet sector fluctuations may adversely affect the market price of our common stock. Recently, the market price of our common stock, like that of many Internet-related companies, has experienced significant fluctuations. For instance, between January 1, 1999, and December 31, 2000, the reported last sale price for our split-adjusted common stock ranged from $15.00 per share to $258.50 per share. On January 2, 2001, the reported last sale price of our common stock was $61.8125 per share.

     The market price of our common stock also has been and is likely to continue to be significantly affected by expectations of analysts and investors. Reports and statements of analysts do not necessarily reflect our views.

The fact that we have in the past met or exceeded analyst or investor expectations does not necessarily mean that it will do so in the future.

     In the past, securities class action lawsuits have often followed periods of volatility in the market price of a particular company's securities. This type of litigation could result in substantial costs and a diversion of our management's attention and resources.

We have implemented anti-takeover provisions.

     Provisions of our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include:

          . our stockholders may only take action at a meeting and not by written consent;

          . our board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors;

          . we have a classified board of directors, with the board being divided into three classes that serve staggered three-year terms;

          . vacancies on our board may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

          . special meetings of our stockholders may only be called by the Chairman of the Board, the President or by the board, not by our stockholders.

While we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions may apply even if the offer may be considered beneficial by some stockholders.


                                USE OF PROCEEDS

  We will not receive any proceeds from the sales of our common stock by the selling stockholders under this prospectus.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the shares beneficially owned by the selling stockholders named below as of December 5, 2000. Each of the selling stockholders named below is an employee of VeriSign was formerly an employee of Nanobiz.com, Inc. and acquired their shares as a result of restricted stock purchase agreements we assumed upon our acquisition of that company.

  We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date. Each selling stockholder owns less than 1% of our outstanding common stock, based on shares outstanding as of December 22, 2000.

  The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.


                                   Shares owned                  Shares that
Name                             before offering               may be offered
----                             ---------------               --------------

Daniel Guinan                         61,880                        15,470
Matthew Shilts                        35,116                         8,779
Loren Hart                            28,288                         7,072
Andrew Brown                          21,127                         5,282
Ken Okumura                           19,116                         4,779
                                      ------                         -----
                 Totals              165,527                        41,382

                             PLAN OF DISTRIBUTION

     The selling stockholders will be offering and selling all shares offered and sold with this prospectus. We will not receive any of the proceeds of the sales of these shares.

     Who may sell and applicable restrictions. Shares may be offered and sold directly by the selling stockholders from time to time. The selling stockholders could transfer, devise or gift shares by other means. Selling stockholders may also resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act, such as Rule 144, provided they meet the criteria and confirm to the requirements of one of these exemptions.

     Alternatively, the selling stockholders may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved.

     The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers.

     Prospectus delivery. Because selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

     Manner of sales. The selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or the over-the-counter market. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

     The shares may be sold according to one or more of the following methods:

     . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares;

     .  an exchange distribution under the rules of the exchange;

     . face-to-face transactions between sellers and purchasers without a broker-dealer; and

     .  by writing options.

     Hedging Transactions. In addition, selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus For example, the selling stockholders may:

     . enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

     . sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions; or

     . write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares.

     Expenses associated with registration. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through broker-dealers, the selling stockholders will be responsible for commissions.

     Indemnification and contribution. In the merger agreement, we and the selling stockholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

  Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

                                    EXPERTS

  The consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  Except to the extent modified or superseded by information contained herein, the following documents we have filed with the Commission are incorporated into this prospectus by reference:

          . our annual report on Form 10-K for the year ended December 31, 1999 which contains our audited consolidated financial statements as of December 31, 1999;

          . all other reports filed by us under Section 13(a) or 15(d) of the Exchange Act since December 31, 1999, including : (1) our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 20, 2000 and September 30, 2000; and (2) our
                  current reports on Form 8-K filed with the Commission on January 6, 2000, February 16, 2000 (as amended on March 10,
                  2000), March 7, 2000 (as amended on March 10, 2000), March 8, 2000 and June 19, 2000 (as amended on August 22, 2000);

          . the description of our common stock contained in our registration statement on Form 8-A filed with the Commission on January 6, 1998 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

          . all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

  To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. Such inconsistent incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

  Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. You may obtain copies of this material from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Reports, proxy and information statements and other information that we file electronically with the Commission are available at the Commission's web site at http://www.sec.gov.

  We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the Series A common stock offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our Series A common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

  We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Investor Relations, VeriSign, Inc., 1350 Charleston Road, Mountain View, California 94036, telephone: (650) 429-3512.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.  (1)

Item 2.  Registrant Information and Employee Plan Annual Information.  (1)

         (1) Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to
               Part I of Form S-8.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this registration statement:

         (a) The Registrant's latest annual report on Form 10-K filed with the Commission;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to in (a) above;

         (c) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers and Limitation of Liability.

         Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

         As permitted by Section 107 of the DGCL, the Registrant's Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding unlawful payments of dividends and unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

         In addition, as permitted by Section 145 of the DGCL, the Bylaws of the Registrant, as amended, provide that:

               (i) the Registrant is required to indemnify to the fullest extent authorized by law, subject to certain very limited exceptions, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that she or he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith;

               (ii) the Registrant is required to advance expenses, as incurred, to its indemnitees in connection with defending a legal proceeding; provided, however, that, if the DGCL so requires, an advancement of expenses to a director or officer will be made only if an undertaking is delivered to the corporation to repay all amounts advanced if it is ultimately determined that indemnification is unavailable;

               (iii) an indemnitee may bring suit against the Registrant to recover the unpaid amount of any claim within 60 days after a written claim has been received by the Registrant;

               (iv) the rights conferred in the Bylaws, as amended, are not exclusive. The Registrant's obligation to indemnify an indemnitee must be reduced by any amounts such indemnitee receives (1) from insurance policies purchased by the Registrant, (2) from another corporation, partnership, joint venture, trust or other enterprise for whom the indemnitee was serving at the request of the Registrant, or (3) under any other applicable indemnification provision;

               (v) the Registrant may indemnify and advance expenses to employees and agents of the Registrant to the same extent as it provides indemnification and advancement of expenses to its directors and officers, except as otherwise directed by law, its Certificate of Incorporation, the bylaws, agreement or vote.

         The Registrant has entered into Indemnification Agreements with each of its current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

         The Registrant, with approval by the Registrant's Board of Directors, has obtained directors' and officers' liability insurance.

         See also the undertakings set out in response to Item 9.

Item 7.  Exemption From Registration Claimed

         The Registrant issued a total of 41,382 shares of the Registrant's common stock to five individuals who became employees of the Registrant in connection with the Registrant's acquisition of Nanobiz.com, Inc. These shares were issued in a private transaction that was exempt from registration under the Securities Act by virtue of Section 4(2) of, and/or Regulation D promulgated under, the Securities Act.

Item 8.  Exhibits

Exhibit No.                   Description
----------                    -----------


  4.01* Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.03 to the Registrant's Registration Statement on Form S-1 (File No. 333-40789) filed with the Commission and declared effective January 29, 1998).

  4.02* Form of Amended And Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.05 to the Registrant's Registration Statement on Form S-1 (File No. 333-40789) filed with the Commission and declared effective January 29, 1998).

  4.03* Amendment to Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.03 to the Registrant's Registration Statement on Form S-8 (File No. 333-39212) filed with the Commission and declared effective June 14, 2000).

  4.04         Nanobiz.com, Inc.'s 2000 Stock Incentive Plan

  5.01         Opinion of Fenwick & West LLP.

  23.01        Consent of Fenwick & West LLP (included in Exhibit 5.01).

  23.02        Consent of KPMG LLP.

  24.01        Power of Attorney (see page 5).


* These exhibits were previously filed with the Commission as indicated and are incorporated herein by reference.

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 4th day of January, 2001.

                                   VERISIGN, INC.

                                   By:  /s/ Stratton D. Sclavos
                                        -----------------------

                                        Stratton D. Sclavos
                                        President, Chief Executive Officer
                                        and Director

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below and on the following page constitutes and appoints Stratton D. Sclavos, Dana L. Evan and James M. Ulam, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                  Title                                Date
         ---------                                  -----                                ----
Principal Executive Officer
and Director:

/s/ Stratton D. Sclavos                  President, Chief Executive                  January 3, 2001
-------------------------------
Stratton D. Sclavos                      Officer and Director

Principal Financial and
Principal Accounting Officer:

/s/ Dana L. Evan                         Executive Vice President of Finance         January 3, 2001
-------------------------------
Dana L. Evan                             and Administration and
                                         Chief Financial Officer

Additional Directors:

/s/ D. James Bidzos                      Chairman of the Board                       January 4, 2001
-------------------------------
D. James Bidzos

/s/ William Chenevich                    Director                                    January 3, 2001
-------------------------------
William Chenevich

/s/ Kevin R. Compton                     Director                                    January 3, 2001
-------------------------------
Kevin R. Compton

      Signature                            Title                                   Date
      ---------                            -----                                   ----
/s/ David J. Cowan                       Director                             January 2, 2001
-------------------------------
David J. Cowan

/s/ Timothy Tomlinson                    Director                             January 3, 2001
-------------------------------
Timothy Tomlinson

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.                  Description
----------                   -----------


   4.01* Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.03 to the Registrant's Registration Statement on Form S-1 (File No. 333-40789) filed with the Commission and declared effective January 29, 1998).

   4.02* Form of Amended And Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.05 to the Registrant's Registration Statement on Form S-1 (File No. 333-40789) filed with the Commission and declared effective January 29, 1998).

   4.03* Amendment to Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.03 to the Registrant's Registration Statement on Form S-8 (File No. 333-39212) filed with the Commission and declared effective June 14, 2000).

   4.04         Nanobiz.com, Inc.'s 2000 Stock Incentive Plan.

   5.01         Opinion of Fenwick & West LLP.

  23.01         Consent of Fenwick & West LLP (included in Exhibit 5.01).

  23.02         Consent of KPMG LLP.

  24.01         Power of Attorney (see page 4).



* These exhibits were previously filed with the Commission as indicated and are incorporated herein by reference.